AMENDMENT No. 3
                                       TO
                      THE ADMINISTRATIVE SERVICES AGREEMENT

      WHEREAS, Aetna Variable Portfolios, Inc. (the "Company") and Aeltus Investment Management, Inc. ("Aeltus") entered into an Administrative Services Agreement (the "Agreement") effective January 1, 1999 with respect to certain portfolios of the Company; and

      WHEREAS, the Company has authorized the creation of a new portfolio, Aetna Technology VP ("Portfolio"), and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Portfolio with the Securities and Exchange Commission; and

      WHEREAS, the Company desires to appoint Aeltus as Administrator of the assets for such Portfolio;

      NOW THEREFORE, it is agreed as follows:

      The Company, on behalf of the Portfolio, hereby appoints Aeltus, and Aeltus hereby accepts appointment, as the Administrator for the Portfolio, in accordance with all the terms and conditions set forth in the Agreement, and for an annual fee payable monthly (in arrears) based on the average daily net assets of the Portfolio as follows:

                      Rate                  Net Assets
                      ----                  ----------
                      0.075%                on the 1st $5 billion
                      0.05%                 over $5 billion

Notwithstanding the above, the Administrator may waive a portion or all of the fees it is entitled to receive. Through December 31, 2000, the Administrator has agreed to waive fees so that the total annual operating expenses do not exceed 1.15% of the Portfolio's average daily net assets.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date mentioned below.


Aeltus Investment Management, Inc.         Aetna Variable Portfolios, Inc.
                                           on behalf of Aetna Technology VP


By:      /s/ Frank J. Litwin               By:     /s/ J. Scott Fox
         ------------------------------            --------------------------

Name:        Frank J. Litwin               Name:       J. Scott Fox
         ------------------------------            --------------------------

Title:       Managing Director             Title:      President
         ------------------------------            --------------------------

Date:        April 20, 2000                Date:       April 19, 200
         ------------------------------            --------------------------

Attest:                                    Attest:

By:      /s/ Daniel E. Burton             By:      /s/ Michael Gioffre
         ------------------------------            --------------------------

Name:        Daniel E. Burton             Name:        Michael Gioffre
         ------------------------------            --------------------------

Title:       Assistant Secretary          Title:       Assistant Secretary
         ------------------------------            --------------------------

Date:        April 20, 2000               Date:        April 19, 2000
         ------------------------------            --------------------------


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